October 14th, 2004


Mr. Dennis Lauzon
President
The Jackson Rivers Company
402 W Broadway, Suite 400
San Diego, CA 92101

Dear Dennis:

Over the long weekend I gave considerable thought to our discussion last week about my becoming a full time employee of Jackson Rivers Company as the CEO of Jackson Rivers Technologies, Inc. (JRT)

I  agree  with  you  that an aggressive and a dedicated effort is needed to take
(JRT) to the next level and to fully leverage the opportunities offered by STEPS to make it successful. Since this effort will require my undivided attention I will resign from the Board of Directors. Please accept this letter as formal notification of my resignation from the Board of Directors of Jackson Rivers Company.

During our discussion, we agreed in principal on the terms of my employment as CEO of JRT, however, I would appreciate if we could complete the formal paper work as soon as possible.

Finally, I want to thank you for your time and attention to this matter and look forward to us working together to take JRT to the next level.

Sincerely,


Joseph M. Khan


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